Exhibit 99.1

FOR IMMEDIATE RELEASE

Gaming Partners International Announces Special Dividend

Las Vegas, Nevada, November 16, 2011 — Gaming Partners International Corporation (Nasdaq: GPIC), the leading worldwide provider of casino currency and table gaming equipment, announced today that its Board of Directors has authorized a special cash dividend of $0.1825 per share to be paid on December 12, 2011 to shareholders of record as of  November 30, 2011.

Commenting on the dividend, Greg Gronau, President and CEO, said, “The Board determined that it was in the shareholders’ best interests to pay a special cash dividend for 2011.  The dividend amount is $0.1825 per share and reflects the Company’s continued profitability during 2011 and a strong balance sheet which included more than $25 million in cash and marketable securities at September 30, 2011.  This $1.5 million dividend payment reflects our past success and does not impair our ability to pursue strategic initiatives.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bud Jones®, and Bourgogne et Grasset®, GPIC provides casino currency such as chips, plaques and jetons; casino tables, furniture and accessories; table layouts; playing cards; precision dice; roulette wheels; and gaming-related RFID technology and applications.  Headquartered in Las Vegas, Nevada, GPIC has additional locations in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to any future dividends, the impairment of any future strategic initiatives, the long-term growth, profitability and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID casino currency solutions market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more Information please contact:
Gaming Partners International Corporation:

Gerald W. Koslow, CFO
702-598-2401
jkoslow@gpigaming.com